Exhibit 99.1

For Immediate Release

MICROFINANCIAL INCORPORATED ENTERS INTO AGREEMENT TO BE ACQUIRED BY FUNDS MANAGED BY FORTRESS INVESTMENT GROUP

Burlington, MA, December 15, 2014—MicroFinancial Incorporated (NASDAQ: MFI) (“MicroFinancial” or the “Company”) has entered into a definitive agreement with MF Parent LP (“Parent”) and MF Merger Sub Corp. (“Purchaser”), each an affiliate of funds managed by affiliates of Fortress Investment Group LLC (NYSE: FIG), whereby Parent will acquire all of the outstanding shares of the Company for $10.20 per share in cash pursuant to an Agreement and Plan of Merger dated December 13, 2014 (the “Merger Agreement”).

Under the terms of the Merger Agreement, Purchaser will commence a tender offer for all shares of outstanding common stock of the Company for $10.20 per share in cash (the “Tender Offer”). The Tender Offer will expire on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission. The Company presently intends, subject to approval of the Company’s Board of Directors at the time, to declare a single quarterly cash dividend on its common stock in an amount expected to be $0.08 per share with a record date that is no later than January 12, 2015 and a payment date that is on or prior to the time of acceptance of shares of the Company’s common stock in the Tender Offer. Following the completion of the Tender Offer, the parties will complete a second-step merger in which any remaining shares of the Company’s common stock will be converted into the right to receive the same price per share paid in the Tender Offer (the “Merger”).

The announcement follows a comprehensive review undertaken by the Company’s Board of Directors to maximize shareholder value. The Company’s Board of Directors unanimously approved the Merger Agreement and unanimously recommends that the Company’s shareholders tender their shares in the Tender Offer.

Richard F. Latour, the Chief Executive Officer of MicroFinancial, said “We believe that the share price of $10.20 per share represents a compelling value for our shareholders. This price represents a significant premium over the current trading price and our book value.”

The closing of the Tender Offer is subject to certain conditions, including the tender of a number of MicroFinancial shares that, together with other shares owned or to be acquired by Purchaser, represent at least two thirds of the total number of MicroFinancial’s outstanding shares on a fully diluted basis, and other customary conditions. There is no financing condition to the obligations to consummate the transaction.

The Company

MicroFinancial Incorporated (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing and has been operating since 1986.  It is headquartered in Burlington, Massachusetts.

Financial Advisors

Berenson & Company acted as exclusive financial advisor to MicroFinancial in connection with this transaction and provided a fairness opinion to the Board of Directors of MicroFinancial.

Important Information for Investors and Security Holders

The Tender Offer referred to in this press release has not yet commenced. No statement in this press release is an offer to buy or the solicitation of an offer to sell any securities. A solicitation and an offer to buy shares of the Company’s will be made only pursuant to an offer to purchase and related materials that Purchaser intends to file with the Securities and Exchange Commission (the “SEC”). When the Tender Offer is commenced, Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CAREFULLY WHEN THEY BECOME AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to Company shareholders. In addition, all of these materials (and all other documents filed with the SEC) will be available at no charge from the SEC through its website at http://www.sec.gov. Additional copies may be obtained for free by contacting MicroFinancial Incorporated at 16 New England Executive Park, Suite 200, Burlington, MA 01803, Attention: Richard Latour, (781) 994-4800.

The Company also files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

Certain statements contained herein constitute forward-looking statements with respect to certain plans and objectives of the Company with respect to the proposed Tender Offer, the Merger and related transactions, including the timing of the completion of the Merger with

Purchaser. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to: the risk that the acquisition of Company and the related Tender Offer and Merger may not be consummated, or may not be consummated in a timely manner, and those additional factors discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly and current reports on Form 10-Q and 8-K, which are available at the website maintained by the SEC at http://www.sec.gov.  Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct, and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date of this communication. The Company assumes no obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise).

Media/Investor Contact

Richard F Latour

President & CEO

(781) 994-4800